Contacts: Lisa Bliss	Peter Cauley	Stephen Greene
Marketing Co-ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase	DataMirror	617-587-2872
408-961-1152	905-415-0310 ext. 271	sgreene@brodeur.com
lisa.bliss@pointbase.com	pcauley@datamirror.com

Security Advisory

Customers Recommended to Upgrade to
PointBase Embedded Version 4.8

Security Advisory Issued for J2EE SDK & PointBase Embedded 4.7 and Earlier Versions

SANTA CLARA, CALIFORNIA – (February 24th, 2004)– PointBase, the leader in Java data management and synchronization solutions, announces a security advisory to customers currently running its PointBase Embedded Version 4.7 (or earlier) Java™ relational database. This notice follows an advisory issued by Secunia, a leading provider of IT security services, for a vulnerability found in Java 2 Platform Enterprise Edition (J2EE) SDK 1.x.

Rated by Secunia as moderately critical, the vulnerability in the J2EE/RI could lead to Denial of Service (DoS) and can be used to execute arbitrary applications that are present on an affected system. The vulnerability can reportedly be exploited via specially crafted SQL stored procedures and is caused due to a combination of various errors in some classes in the JDK.  For more details on this security advisory, visit: http://www.secunia.com/advisories/10460/ .

Customers using PointBase Embedded Version 4.7 (or earlier) are recommended to upgrade to Version 4.8, as this enhanced version includes a security manager implementation which protects customers’ systems from exposure to this security issue. To request a trial version of PointBase 4.8, visit: http://www.pointbase.com/48download.

For more information on PointBase 4.8, call 408-961-1100 (toll free: 1-877-238-8798), e-mail sales@pointbase.com, or visit www.pointbase.com/pr48.

About PointBase
PointBase, a division of DataMirror, is the leading provider of Java data management and synchronization products for the embedded database and data mobility markets. PointBase’s products are used in Java server applications and are also embedded within Java applications. The company’s products are the preferred solution for Java mobile data applications found on laptops, PDAs and other mobile devices. Customers include: Sun Microsystems, BEA Systems, and Macromedia.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, on demand data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. Over 1,750 companies have gone live with DataMirror software including 3M Pharmaceuticals, Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc.  PointBase is registered trademark of DataMirror Mobile Solutions, Inc. Java is a trademark of Sun Microsystems, Inc. in the United States and other countries. All other produces and services mentioned are trademarks of their respective companies.